UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 28, 2007
KREIDO BIOFUELS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization	333-130606 (Commission File Number)	20-3240178 (I.R.S. Employer Identification Number)

1140 Avenida Acaso Camarillo, California (Address of principal executive offices)	93012 (Zip Code)
Registrant’s telephone number, including area code (805) 389-3499
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14-d(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 28, 2007, Kreido Biofuels, Inc. (the “Company”) entered into an Employment Agreement with Larry Sullivan (the “Agreement”), pursuant to which Mr. Sullivan will serve as the Company’s Chief Technology Officer. A form of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.
The initial term of the Agreement is two years and the Agreement provides that Mr. Sullivan’s base salary will be $150,000 per year. Mr. Sullivan will be eligible to earn performance-based bonuses ranging from 20% to 50% of his base salary as determined by the Compensation Committee of the Company’s Board of Directors.
Mr. Sullivan was granted an option to purchase 175,000 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan at an exercise price of $1.00 per share on April 27, 2007. The options vest in eight equal installments of 21,875 each per calendar quarter beginning with the calendar quarter ending on June 30, 2007. Mr. Sullivan will also be eligible for a grant of an additional 75,000 options to purchase shares of the Company’s common stock (the “Additional Grant”) upon the closing of a sale or license of the Company’s STT® biodiesel processing and/or process intensification technology, if all of the following conditions are met: (1) Mr. Sullivan is primarily responsible for finding the party to whom the sale or license is made; (2) Mr. Sullivan is the Company’s primary negotiator of the sale and/or license; (3) the sale and/or license agreement is fully executed on or before April 30, 2008; and (4) the gross revenues generated by the sale or license meet a threshold level that will be set forth by the Company’s Compensation Committee no later than May 15, 2007. If granted, the Additional Grant will also vest in eight equal installments per quarter after the date of grant.
If the Company terminates Mr. Sullivan’s employment in connection with a Change of Control or without Cause, or if Mr. Sullivan terminates his employment for Good Reason (each as defined in the Agreement), one-half of all unvested options will immediately vest and the option term will continue for five years from the date of termination of employment. If the Company terminates Mr. Sullivan’s employment for Cause, all unvested options shall immediately expire and vested but unexercised options will expire 30 days after the date of termination. If Mr. Sullivan terminates his employment without Good Reason, all unvested options shall immediately expire and the term of vested but unexercised options will expire five years after the date of termination. If Mr. Sullivan’s employment is terminated on account of death or Disability (as defined in the Agreement), all unvested options shall immediately expire and the term of vested but unexercised options will expire one year after the date of termination. Mr. Sullivan has also entered into a Lock-Up Agreement which contains limits as to when Mr. Sullivan may sell the shares underlying the options.
Should Mr. Sullivan’s employment be terminated by the Company for Cause or by Mr. Sullivan without Good Reason, he shall receive a lump sum cash payment equal to the sum of any accrued by unpaid base salary as of the date of termination and earned benefits under any of the Company’s benefit plans. If Mr. Sullivan’s employment is terminated by the Company without Cause or by Mr. Sullivan for Good Reason, he shall receive a lump sum cash payment equal to the sum of his accrued base salary, earned benefits and severance pay ranging from nine to twelve months of base salary depending upon the year of termination.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On April 28, 2007, the Company appointed Larry Sullivan as the Company’s Chief Technology Officer.
From August 2005 to joining the Company, Mr. Sullivan served as Business Development Manager Biodiesel for Delta-T Corporation, a designer of higher-tech alcohol plants and refining systems for higher-profit production. From 1998 to August 2005, Mr. Sullivan served as a Consultant for Lawrence D. Sullivan & Co., Inc., a consulting firm. From August 2002 to July 2004, Mr. Sullivan served as Manager Biodiesel Development for Crown Ironworks, a supplier of oilseed extraction technology, refining plants and equipment.
The material terms of Mr. Sullivan’s employment agreement are set forth in Item 1.01 above and the Agreement is attached hereto as Exhibit 10.1.
Item 8.01 Other Events
On May 2, 2007, the Company issued a press release announcing the appointment of Larry Sullivan as the Company’s Chief Technology Officer. A copy of the press release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated herein by reference. The information contained in Item 8.01 to this Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and the information shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit
10.1	Employment Agreement dated April 28, 2007, by and between the Company and Larry Sullivan

99.1	Press release of Kreido Biofuels, Inc. issued May 2, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

KREIDO BIOFUELS, INC.
Date: May 2, 2007	By:	/s/ Philip Lichtenberger
		Name:	Philip Lichtenberger
Its: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Employment Agreement dated April 28, 2007, by and between the Company and Larry Sullivan

99.1	Press release of Kreido Biofuels, Inc. issued May 2, 2007